Exhibit 99.1

ANTHEM REPORTS SECOND QUARTER RESULTS

REAFFIRMS COMMITMENT TO STAKEHOLDERS

DURING COVID-19 PANDEMIC

Indianapolis, Ind. - July 29, 2020 - Against the backdrop of the ongoing pandemic, Anthem, Inc. (NYSE: ANTM) has continued to take bold steps to directly support its health plan members, customers, care providers, associates, and local communities.

“During these uncertain times, our business has continued to adapt and respond to the needs of those we serve in light of COVID-19 and the important discussions around health disparities and racial injustice facing our society. Now more than ever, our members, customers, and local communities are looking to us for support and I am honored by the trust they have placed in us,” said President and CEO Gail K. Boudreaux. “Together, with our more than 78,000 associates, Anthem is guided by our mission of improving lives and building a better and healthier America.”

Anthem has been, and always will be, deeply connected and committed to our local communities. In addition to providing $2.5 billion of financial assistance to ease the burden of the COVID-19 pandemic, Anthem pledged $50 million over the next five years to focus directly on addressing health disparities, racial inequities, and the key drivers of health such as food insecurity, mental health, housing, and economic recovery.

As part of Anthem’s efforts to combat the global pandemic, address health inequities, and adapt to the ever-changing healthcare environment, the Company has remained focused on fostering deeper relationships and developing innovative solutions to meet critical needs for its stakeholders. Actions taken to support our members, customers, care providers and local communities include:

Care for our Anthem associates

•	Deployed business continuity plans and transitioned nearly all of our associates to work from home while maintaining service operations.

•	Waived one month of premium costs for associates enrolled in an Anthem health plan.

•	Expanded associate benefits to provide additional support, including providing up to 80 hours of additional paid leave, reimbursement of installation and monthly internet service fees for hourly associates, and offering virtual wellbeing resources.

•	Ensuring our frontline medical staff are following CDC guidelines and are provided with the proper equipment and supplies to minimize risk to themselves and patients.

Care for our consumers, customers, and providers

•	Waived all cost-sharing for COVID-19 diagnostic tests and treatment through December 31, 2020.

•	Increased access to virtual care and waived cost-sharing for telehealth and phone visits, including those for mental health, through September 30, 2020.

•	Relaxed early prescription refill policies for maintenance and specialty medications.

•	Provided a one-month premium credit to members enrolled in select individual plans and fully insured employer group customers ranging from 10 to 15 percent of monthly premium.

•	Provided a one-month 50 percent premium credit to individuals in standalone and group dental plans.

•	Offering enhanced flexibility with regard to premium payments to eligible employer groups.

•	Working with providers to accelerate claims processing, resolving claims, and accelerating payments to support state-specific Medicaid programs.

•	Providing financial assistance to care provider partners facing undue financial pressure and to support ramping up telehealth capabilities and the cost of PPE.

•	Offering in-network dental providers a $10 PPE credit per patient, per visit through the end of August 2020.
•	Suspended select prior authorization requirements.

•	Deployed C19 Explorer, a digital tool that aggregates real-time COVID-19 data to present trends and predictions for communities across the nation to assess readiness to reopen, plan next steps, and respond to potential changes.

•	Deployed C19 Navigator, a dashboard solution designed for Anthem employer customers to help inform workplace decisions and resource planning with employee-level data.

•	Launched Passport, powered by doc.ai, an app that empowers employers to minimize risk and support safer entry into the workplace by verifying their employees’ health status. The app evaluates possible COVID-19 symptoms through daily attestations.

•	Opened hundreds of digital solutions kiosks in health centers across California to provide real-time video interpretation services and access to telehealth.

•	Introduced the Anthem Skill to members of our commercial medical and dental health plans. Through an Alexa-enabled device, members can use the Anthem Skill to take actions such as order prescriptions and quickly access some of their health and dental plan benefit information.

•	Deployed a Coronavirus Assessment tool within our Sydney Care app to help people quickly and safely evaluate symptoms, assess their risk of having COVID-19, and connect directly to a board-certified doctor via text or video.

•	Deployed Serenity, a free chatbot companion offered by doc.ai, providing expert and confidential mental health counseling through AI.

•	Facilitating connections with Medicaid beneficiaries and state and social services, helping newly eligible and at risk members enroll in the Supplemental Nutrition Assistance Program (SNAP) and Special Supplemental Nutrition Program for Women, Infants, and Children (WIC).

•	Outreach to Medicare Advantage and Medicaid consumers to make sure they have necessary medications on hand, their nutritional needs are being met, and critical health needs are addressed.

•	Recruiting and expediting the onboarding of care providers interested in providing telehealth services to members.

•	Providing resources to support the whole health needs of members, including resources to manage social isolation, job loss, food insecurity and stress.

Care for our communities

•	Committed $50 million from the Anthem Foundation for COVID-19 response and recovery efforts to help areas of greatest need, including care provider safety, food insecurity, and mental and behavioral health resources.

•	In collaboration with Gleaners Food Bank, we are working to provide more than 10 million meals in our home city of Indianapolis by providing a $1 million matching grant to fight food insecurity and expand access to nutritious food.

•	Partnered with NYC-based Coalition of Asian-American IPA, an independent practice association with over 1,000 private practice providers, to provide free mobile testing across NYC while increasing access to testing in many other markets across the U.S.

•	Partnered with ConvenientMD to provide drive-up testing services in Maine and New Hampshire.

•	Providing virtual volunteer opportunities, such as remote teaching or mailing cards to seniors facing loneliness, to help associates safely give back to communities.

•	Provided funding to support COVID-19 testing infrastructure for community health centers in Ohio.

•	Contributed $1 million to the newly created Rapid Response Loan Fund established by the Indianapolis Chamber of Commerce to provide critical funding for nearly 43 thousand small businesses in Central Indiana.
•	Anthem and the Anthem Foundation are founding anchor partners of XPRIZE Rapid COVID Testing, a collaboration with XPRIZE, OpenCovidScreen, and other Blue Cross and Blue Shield plans and innovative organizations to launch a $5 million competition to accelerate the development of high-quality COVID-19 testing that is low cost, easy to use, and quick-reporting, paving the way for more frequent testing.

Additional actions to support society

•	Pledged $50 million over the next 5 years focused on directly impacting racial injustice, strengthening our communities, and addressing health inequities.

•	Contributed to the Central Indiana Racial Equity Fund in support of organizations focused on having difficult conversations about Indiana’s and the Nation’s complicated past; building additional capacity within the nonprofit sector to address issues of inequality, in particular relating to the criminal justice system; and advancing effective, data-driven solutions at the local level.

•	Joined the UN Global Compact (UNGC), the world’s largest corporate sustainability initiative and a call to companies to align with universal principles on human rights, labor, environment, and anti-corruption, and take actions that advance societal roles.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $8.91 per share in the quarter, including net negative adjustment items of $0.29 per share. Adjusted net income was $9.20* per share.

*Please refer to the GAAP reconciliation tables on page 17.

Membership: Medical enrollment totaled 42.5 million members at June 30, 2020, an increase of 309 thousand lives, or 0.7 percent, compared to March 31, 2020. The increase was driven by our Government Business, which grew by 599 thousand lives during the quarter, attributable to Medicaid, reflecting organic growth as a result of the temporary suspension of eligibility recertification efforts in our markets, and Medicare Advantage. The increase was partially offset by Commercial & Specialty Business enrollment, which declined by 290 thousand lives driven by higher in-group change as a result of the higher unemployment rate.

Medical enrollment increased by 1.6 million lives, or 3.9 percent compared to the prior year quarter, reflecting growth in the Medicaid, National, and Medicare businesses. Growth in Medicaid was driven by organic growth in our markets as well as our acquisition of the plans in Missouri and Nebraska. The increase in National enrollment reflects growth due to higher BlueCard activity and the acquisition of AmeriBen in the first quarter of 2020.

Operating Revenue: Operating revenue was $29.2 billion in the second quarter of 2020, an increase of $4 billion, or 15.9 percent, versus the prior year quarter, driven by pharmacy product revenue related to the launch of IngenioRx. The increase was further attributable to higher premium revenue due to growth in Medicaid and Medicare and the return of the health insurance tax in 2020, partially offset by a decrease in experience-rated premiums in our Federal Health Products & Services business.

Benefit Expense Ratio: The benefit expense ratio was 77.9 percent in the second quarter of 2020, a decrease of 880 basis points from 86.7 percent in the prior year quarter. The decrease was primarily driven by the deferral of healthcare utilization due to the COVID-19 pandemic, and to a lesser extent, the return of the health insurance tax in 2020. The decrease was partially offset by premium credits provided to members enrolled in select employer group and Individual plans.

Medical claims reserves established at December 31, 2019 developed in line with the Company’s expectations during the second quarter of 2020.

Days in Claims Payable: Days in Claims Payable was 46.0 days as of June 30, 2020, an increase of 4.1 days from March 31, 2020.

SG&A Expense Ratio: The SG&A expense ratio was 13.9 percent in the second quarter of 2020, an increase of 90 basis points from 13.0 percent in the second quarter of 2019, primarily driven by the return of the health insurance tax in 2020 and increased spend to support growth, partially offset by growth in operating revenue.

Operating Cash Flow: Operating cash flow was $5.5 billion, or 2.4 times net income in the second quarter of 2020, an increase of $4.1 billion compared to the prior year quarter, primarily driven by growth in net income and the delayed payment of certain federal income and payroll taxes in accordance with the CARES Act. The increase was further attributable to growth in premium revenue due to the return of the health insurance tax in 2020.

Share Repurchase Program: After careful consideration of the Company’s financial position in conjunction with the prevailing market conditions, share repurchase activity resumed in late-June.

During the second quarter of 2020, the Company repurchased 213 thousand shares of its common stock for $55 million, or a weighted average price of $258.77. Year to date, the Company has repurchased 2.1 million shares for $584 million, or a weighted average price of $273.72.

As of June 30, 2020, the Company had approximately $3.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the second quarter of 2020, the Company paid a quarterly dividend of $0.95 per share, representing a distribution of cash totaling $242 million.

On July 28, 2020, the Audit Committee declared a third quarter 2020 dividend to shareholders of $0.95 per share. On an annualized basis, this equates to a dividend of $3.80 per share. The third quarter dividend is payable on September 25, 2020 to shareholders of record at the close of business on September 10, 2020.

Investment Portfolio & Capital Position: During the second quarter of 2020, the Company recorded net realized gains of $18 million and impairment recoveries totaling $11 million. During the second quarter of 2019, the Company recorded net realized gains of $11 million and impairment losses totaling $7 million.

As of June 30, 2020, the Company’s net unrealized loss position in the investment portfolio was $713 million, consisting of fixed maturity securities. As of June 30, 2020 cash and investments at the parent company totaled approximately $4.1 billion.

REPORTABLE SEGMENTS

Effective January 1, 2020, Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx, and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30			Six Months Ended June 30
	2020	2019	Change	2020	2019	Change
Operating Revenue
Commercial & Specialty Business	$8,789	$9,417	(6.7)%	$18,150	$18,809	(3.5)%
Government Business	17,242	15,538	11.0%	34,708	30,464	13.9%
IngenioRx	5,269	248	NM [2]	10,466	248	NM [2]
Other	1,452	546	165.9%	2,479	1,094	126.6%
Eliminations	(3,574)	(572)	NM [2]	(7,177)	(1,050)	NM [2]

Total Operating Revenue[1]	$29,178	$25,177	15.9%	$58,626	$49,565	18.3%
Operating Gain / (Loss)
Commercial & Specialty Business	$1,372	$983	39.6%	$2,792	$2,581	8.2%
Government Business	1,618	480	237.1%	2,029	854	137.6%
IngenioRx	304	—	NM [2]	653	—	NM [2]
Other	66	(30)	NM [2]	80	(62)	NM [2]

Total Operating Gain[1]	$3,360	$1,433	134.5%	$5,554	$3,373	64.7%
Operating Margin
Commercial & Specialty Business	15.6%	10.4%	520 bp	15.4%	13.7%	170 bp
Government Business	9.4%	3.1%	630 bp	5.8%	2.8%	300 bp
IngenioRx	5.8%	—	NM [2]	6.2%	—%	NM [2]
Total Operating Margin[1]	11.5%	5.7%	580 bp	9.5%	6.8%	270 bp

(1)	See “Basis of Presentation” on page 9 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,372 million in the second quarter of 2020, an increase of $389 million, or 39.6 percent, from $983 million in the second quarter of 2019. The increase is primarily attributable to reduced healthcare benefit utilization during the COVID-19 pandemic. The increase was partially offset by premium credits provided to members enrolled in select employer group and Individual health plans, less favorable adjustments to our risk adjustor estimates, as well as the shift of pharmacy earnings to the IngenioRx segment.

Government Business: Operating gain in the Government Business segment was $1,618 million in the second quarter of 2020, an increase of $1,138 million, or 237.1 percent, from $480 million in the second quarter of 2019. The increase is primarily attributable to reduced healthcare benefit utilization during the COVID-19 pandemic, partially offset by experience-rated refunds and retroactive rate adjustments in Medicaid.

IngenioRx: IngenioRx commenced operations in the second quarter of 2019 and the transition of membership was completed on January 1, 2020. Operating gain was $304 million in the second quarter of 2020.

Other: The Company reported an operating gain of $66 million in the Other segment for the second quarter of 2020, compared with an operating loss of $30 million in the prior year quarter. The increase was driven by growth in the Diversified Business Group.

OUTLOOK

Full Year 2020:

•

GAAP net income is expected to be greater than $20.91 per share, including approximately $1.39 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $22.30* per share.

Due to unprecedented uncertainty around the COVID-19 pandemic and its impact, the Company is not providing other financial guidance metrics for 2020 until visibility improves.

*	Refer to the GAAP reconciliation tables on page 17.

Basis of Presentation

1.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 17 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-857-9605 (Domestic)	800-568-6411 (Domestic Replay)
203-827-7032 (International)	203-369-3291 (International Replay)

The access code for today’s conference call is 1623092. The replay will be available from 11:30 a.m. EDT today, until the end of the day on August 29, 2020. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.Rigg@anthem.com	Jill.Becher@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 106 million people, including more than 42 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	June 30, 2020	June 30, 2019	March 31, 2020	June 30, 2019	March 31, 2020
Customer Type
Local Group	15,616	15,670	15,848	(0.3)%	(1.5)%
Individual	711	741	717	(4.0)%	(0.8)%
National:
National Accounts	7,872	7,693	7,898	2.3%	(0.3)%
BlueCard®	6,171	6,009	6,197	2.7%	(0.4)%

Total National	14,043	13,702	14,095	2.5%	(0.4)%
Medicare:
Medicare Advantage	1,366	1,170	1,341	16.8%	1.9%
Medicare Supplement	921	877	914	5.0%	0.8%

Total Medicare	2,287	2,047	2,255	11.7%	1.4%
Medicaid	8,180	7,099	7,615	15.2%	7.4%
Federal Employees Health Benefits	1,616	1,593	1,614	1.4%	0.1%

Total Medical Membership	42,453	40,852	42,144	3.9%	0.7%

Funding Arrangement
Self-Funded	25,888	25,433	26,120	1.8%	(0.9)%
Fully-Insured	16,565	15,419	16,024	7.4%	3.4%

Total Medical Membership	42,453	40,852	42,144	3.9%	0.7%

Reportable Segment
Commercial & Specialty Business	30,370	30,113	30,660	0.9%	(0.9)%
Government Business	12,083	10,739	11,484	12.5%	5.2%

Total Medical Membership	42,453	40,852	42,144	3.9%	0.7%

Other Membership
Life and Disability Members	5,110	4,906	5,158	4.2%	(0.9)%
Dental Members	6,096	5,931	6,172	2.8%	(1.2)%
Dental Administration Members	1,318	5,523	1,311	(76.1)%	0.5%
Vision Members	7,457	7,161	7,510	4.1%	(0.7)%
Medicare Part D Standalone Members	392	287	383	36.6%	2.3%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2020	2019	Change
Revenues
Premiums	$25,092	$23,501	6.8%
Product revenue	2,543	144	NM
Administrative fees and other revenue	1,543	1,532	0.7%

Total operating revenue	29,178	25,177	15.9%
Net investment income	57	285	(80.0)%
Net realized gains on financial instruments	18	11	63.6%
Impairment recoveries (losses) on investments:
Total impairment recoveries (losses) on investments	6	(9)	NM
Portion of impairment losses recognized in other comprehensive income	5	2	150.0%

Impairment recoveries (losses) recognized in income	11	(7)	NM

Total revenues	29,264	25,466	14.9%
Expenses
Benefit expense	19,547	20,368	(4.0)%
Cost of products sold	2,225	98	NM
Selling, general and administrative expense	4,046	3,278	23.4%
Interest expense	201	184	9.2%
Amortization of other intangible assets	93	85	9.4%
Loss on extinguishment of debt	3	—	NM

Total expenses	26,115	24,013	8.8%

Income before income tax expense	3,149	1,453	116.7%
Income tax expense	873	314	178.0%

Net income	$2,276	$1,139	99.8%

Net income per diluted share	$8.91	$4.36	104.4%

Diluted shares	255.4	261.0	(2.1)%
Benefit expense as a percentage of premiums	77.9%	86.7%	(880)bp
Selling, general and administrative expense as a percentage of total operating revenue	13.9%	13.0%	90bp
Income before income taxes as a percentage of total revenue	10.8%	5.7%	510bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2020	2019	Change
Revenues
Premiums	$50,609	$46,344	9.2%
Product revenue	4,887	144	NM
Administrative fees and other revenue	3,130	3,077	1.7%

Total operating revenue	58,626	49,565	18.3%
Net investment income	311	495	(37.2)%
Net realized (losses) gains on financial instruments	(6)	89	NM
Impairment losses on investments:
Total impairment losses on investments	(95)	(22)	NM
Portion of impairment losses recognized in other comprehensive income	49	5	880.0%

Impairment losses recognized in income	(46)	(17)	NM

Total revenues	58,885	50,132	17.5%
Expenses
Benefit expense	41,036	39,650	3.5%
Cost of products sold	4,209	98	NM
Selling, general and administrative expense	7,827	6,444	21.5%
Interest expense	395	371	6.5%
Amortization of other intangible assets	176	172	2.3%
Loss (gain) on extinguishment of debt	4	(1)	NM

Total expenses	53,647	46,734	14.8%

Income before income tax expense	5,238	3,398	54.1%
Income tax expense	1,439	708	103.2%

Net income	$3,799	$2,690	41.2%

Net income per diluted share	$14.85	$10.28	44.5%

Diluted shares	255.9	261.6	(2.2)%
Benefit expense as a percentage of premiums	81.1%	85.6%	(450)bp
Selling, general and administrative expense as a percentage of total operating revenue	13.4%	13.0%	40bp
Income before income taxes as a percentage of total revenue	8.9%	6.8%	210bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,028	$4,937
Fixed maturity securities, current	22,018	19,676
Equity securities, current	3,470	1,009
Premium receivables	5,456	5,014
Self-funded receivables	2,460	2,570
Other receivables	3,072	2,807
Other current assets	4,260	3,020

Total current assets	46,764	39,033
Long-term investments:
Fixed maturity securities	520	505
Other invested assets	4,097	4,258
Property and equipment, net	3,427	3,133
Goodwill	21,641	20,500
Other intangible assets	9,577	8,674
Other noncurrent assets	1,950	1,350

Total assets	$87,976	$77,453

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Medical claims payable	$9,878	$8,842
Other policyholder liabilities	3,586	3,050
Unearned income	946	1,017
Accounts payable and accrued expenses	5,257	4,198
Short-term borrowings	—	700
Current portion of long-term debt	1,603	1,598
Other current liabilities	7,252	4,127

Total current liabilities	28,522	23,532
Long-term debt, less current portion	19,873	17,787
Reserves for future policy benefits	776	759
Deferred tax liabilities, net	2,497	2,227
Other noncurrent liabilities	1,853	1,420

Total liabilities	53,521	45,725

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,360	9,448
Retained earnings	25,346	22,573
Accumulated other comprehensive loss	(254)	(296)

Total shareholders’ equity	34,455	31,728

Total liabilities and shareholders’ equity	$87,976	$77,453

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Six Months Ended June 30
	2020	2019
Operating activities
Net income	$3,799	$2,690
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on financial instruments	6	(89)
Depreciation and amortization	556	586
Deferred income taxes	60	79
Share-based compensation	134	140
Changes in operating assets and liabilities:
Receivables, net	(313)	(589)
Other invested assets	24	(28)
Other assets	(486)	(258)
Policy liabilities	1,024	1,251
Unearned income	(110)	(2)
Accounts payable and other liabilities	1,868	(383)
Income taxes	1,313	(286)
Other, net	150	(44)

Net cash provided by operating activities	8,025	3,067
Investing activities
Purchases of investments	(11,135)	(11,113)
Proceeds from sale of investments	4,724	8,835
Maturities, calls and redemptions from investments	1,836	894
Purchases of subsidiaries, net of cash acquired	(1,906)	—
Purchases of property and equipment	(437)	(455)
Other, net	(800)	22

Net cash used in investing activities	(7,718)	(1,817)
Financing activities
Net (repayments of) proceeds from commercial paper borrowings	(400)	203
Net repayments of short-term borrowings	(700)	(135)
Net proceeds from (repayments of) long-term borrowings	2,329	(73)
Repurchase and retirement of common stock	(584)	(752)
Cash dividends	(482)	(412)
Proceeds from issuance of common stock under employee stock plans	92	100
Taxes paid through withholding of common stock under employee stock plans	(111)	(80)
Other, net	640	43

Net cash provided by (used in) financing activities	784	(1,106)
Change in cash and cash equivalents	1,091	144
Cash and cash equivalents at beginning of year	4,937	3,934
Cash and cash equivalents at end of period	$6,028	$4,078

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
	2020	2019	2019	2018	2017
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$8,647	$7,266	$7,266	$7,814	$7,656
Ceded medical claims payable, beginning of period	(33)	(34)	(34)	(105)	(539)

Net medical claims payable, beginning of period	8,614	7,232	7,232	7,709	7,117

Business combinations and purchase adjustments	339	—	—	199	76
Net incurred medical claims:
Current year	39,978	38,237	78,695	69,581	70,377
Prior years redundancies(1)	(700)	(414)	(500)	(930)	(1,133)

Total net incurred medical claims	39,278	37,823	78,195	68,651	69,244

Net payments attributable to:
Current year medical claims	31,625	30,367	70,294	62,748	62,923
Prior years medical claims	7,041	6,182	6,519	6,579	5,805

Total net payments	38,666	36,549	76,813	69,327	68,728

Net medical claims payable, end of period	9,565	8,506	8,614	7,232	7,709
Ceded medical claims payable, end of period	90	43	33	34	105

Gross medical claims payable, end of period	$9,655	$8,549	$8,647	$7,266	$7,814

Current year medical claims paid as a percentage of current year net incurred medical claims	79.1%	79.4%	89.3%	90.2%	89.4%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	8.8%	6.1%	7.4%	13.7%	18.9%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	0.6%	0.7%	1.3%	1.8%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended June 30			Six Months Ended June 30
(In millions, except per share data)	2020	2019	Change	2020	2019	Change
Net income	$2,276	$1,139	99.8%	$3,799	$2,690	41.2%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(18)	(11)		6	(89)
Amortization of other intangible assets	93	85		176	172
Impairment (recoveries) losses recognized in income	(11)	7		46	17
Loss (gain) on extinguishment of debt	3	—		4	(1)
Transaction and integration related costs	11	5		23	5
Litigation expenses	21	9		29	35
Tax impact of non-GAAP adjustments	(25)	(23)		(71)	(37)

Net adjustment items	74	72		213	102

Adjusted net income	$2,350	$1,211	94.1%	$4,012	$2,792	43.7%

Net income per diluted share	$8.91	$4.36	104.4%	$14.85	$10.28	44.5%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(0.07)	(0.04)		0.02	(0.34)
Amortization of other intangible assets	0.36	0.33		0.69	0.66
Impairment (recoveries) losses recognized in income	(0.04)	0.03		0.18	0.06
Loss on extinguishment of debt	0.01	—		0.02	—
Transaction and integration related costs	0.04	0.02		0.09	0.02
Litigation expenses	0.08	0.03		0.11	0.13
Tax impact of non-GAAP adjustments	(0.10)	(0.09)		(0.28)	(0.14)
Rounding impact	0.01	—		—	—

Net adjustment items	0.29	0.28		0.83	0.39

Adjusted net income per diluted share	$9.20	$4.64	98.3%	$15.68	$10.67	47.0%

Full Year 2020 Outlook
Net income per diluted share	Greater than $20.91
Add / (Subtract):
Net realized losses on financial instruments	0.02
Impairment losses recognized in income	0.18
Loss on extinguishment of debt	0.02
Transaction and integration related costs	0.09
Litigation expenses	0.11
Amortization of other intangible assets	Approximately $1.41
Tax impact of non-GAAP adjustments	Approximately ($0.44)

Net adjustment items	Approximately $1.39

Adjusted net income per diluted share	Greater than $22.30

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2020	2019	Change	2020	2019	Change
Reportable segments operating gain	$3,360	$1,433	134.5%	$5,554	$3,373	64.7%
Net investment income	57	285		311	495
Net realized gains (losses) on financial instruments	18	11		(6)	89
Impairment recoveries (losses) recognized in income	11	(7)		(46)	(17)
Interest expense	(201)	(184)		(395)	(371)
Amortization of other intangible assets	(93)	(85)		(176)	(172)
(Loss) gain on extinguishment of debt	(3)	—		(4)	1

Income before income tax expense	$3,149	$1,453	116.7%	$5,238	$3,398	54.1%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively, the ACA, and the ultimate outcome of legal challenges to the ACA; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation and us related to the merger agreement between the parties and the potential for such litigation to cause us to incur substantial additional costs, including potential settlement and judgment costs; risks and uncertainties related to our pharmacy benefit management, or PBM, business including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; the impact of international laws and regulations; changes in U.S. tax laws; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.